Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 12, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is May 18, 2021, with respect to the financial statements of Gores Holdings VI, Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

August 19, 2021